EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

Trimeris, Inc.

AT

$3.60 NET PER SHARE

BY

RTM Acquisition Company

a wholly-owned subsidiary

OF

Arigene Co., Ltd.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, NOVEMBER 16, 2009,

UNLESS THE OFFER IS EXTENDED.

October 19, 2009

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by RTM Acquisition Company, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Arigene Co., Ltd., a corporation organized under the laws of the Republic of Korea (“Arigene”), to act as Information Agent in connection with the Purchaser’s offer to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Trimeris, Inc., a Delaware corporation (“Trimeris”), at a purchase price of $3.60 per Share, net to the seller in cash, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated October 19, 2009 (the “Offer to Purchase”), and in the related letter of transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates representing such Shares (the “Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Offer to Purchase, dated October 19, 2009.

2.	The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.	The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4.	The letter to stockholders of Trimeris from Martin A. Mattingly, Chief Executive Officer of Trimeris, accompanied by Trimeris’ Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

5.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7.	A return envelope addressed to Computershare Trust Company, N.A. as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, NOVEMBER 16, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned, among other things, upon (i) a majority of the outstanding Shares having been validly tendered, and not properly withdrawn, in response to the Offer (also referred to as the “Minimum Condition,” as further described in Section 15—“Certain Conditions of the Offer”) and (ii) there not having been a Company Material Adverse Effect (as defined and described in Section 15—“Certain Conditions of the Offer”). The Offer is not subject to a financing condition. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—“Certain Conditions of the Offer.”

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 2, 2009, by and among Arigene, the Purchaser and Trimeris (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, the Purchaser will be merged with and into Trimeris (the “Merger”). Following the effective time of the Merger, Trimeris will continue as the surviving corporation and become a wholly-owned subsidiary of Arigene and the separate corporate existence of the Purchaser will cease.

During a meeting held on October 1, 2009, the board of directors of Trimeris (the “Company Board”), by majority vote, (i) declared the Merger Agreement and all of the transactions contemplated thereby (the “Transactions”), including the Offer, the Top-Up Option (as defined in Section 11—“The Transaction Agreements”) and the Merger, fair to, and in the best interests of, Trimeris and its stockholders; (ii) recommended that the stockholders of Trimeris accept the Offer, tender their Shares pursuant to the Offer and vote in favor of the Merger and the Merger Agreement at any meeting of stockholders of Trimeris called to consider the approval of the Merger and the Merger Agreement, if applicable; and (iii) approved the Merger Agreement and authorized the execution, delivery and performance of the Merger Agreement and the negotiation, execution and delivery of any and all agreements, certificates and documents (together with the Merger Agreement, the “Merger Documents”) that may be deemed necessary or advisable to perform the obligations of Trimeris under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose Certificates are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary on or prior to the Expiration Date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase. The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and the Information Agent) (as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Georgeson, Inc.

Nothing contained herein or in the enclosed documents shall make you or any other person, the agent of the Purchaser, Arigene, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.